EXHIBIT 21

               Subsidiaries Of The Registrant



Percentage
                               Jurisdiction of
Voting Securities
                                Incorporation       Held

Ameristone, Incorporated       Delaware       100
Burwharf Corporation           Delaware       100
Mideast Construction Services, Inc.
                               Delaware       100
Turner Investment Corporation  Delaware       100
Universal Construction Company, Inc.
                               Delaware       100
Trans-Con of Delaware Inc.     Delaware       100
TDC of Texas, Inc.             Delaware       100
Turner Construction Company    New York       100
  Turner Construction Company of Texas     Texas
100
  The Lathrop Company, Inc.    Delaware       100
     Service Products Buildings, Inc.      Ohio
100
     Auburndale Company, Inc.  Ohio           100
  Turner Caribe, Inc.          Delaware       100
  Caribe Investment Corporation
Delaware                                   100
  Offshore Services, Inc.      Delaware       100
  Turner International (U.S.V.I.), Inc.
Delaware                                   100
Turner Development Corporation Delaware       100
  TDC Corp. of Florida         Delaware       100
Turner International Industries, Inc.
Delaware                                   100
  Turner (East Asia) Pte. Limited
Singapore                                  100
  Turner International (UK) Limited        England
100
  Turner International Limited Bermuda        100
  Turner International (Pakistan), Inc.
Delaware                                   100
Rickenbacker Holdings, Inc.    Delaware       100
Rickenbacker Development Corporation
Delaware                                   100

   Other  subsidiaries of the company are  omitted
since   such  subsidiaries,  considered   in   the
aggregate  as  a  single  subsidiary,  would   not
constitute a significant subsidiary. All of the foregoing subsidiaries are consolidated in the financial statements.